Exhibit 77(i)

Terms of New or Amended Securities

      At the July 13, 2006 meeting, as a result of a 3.39% increase in the Consumer Price Index for the period of December 31, 2004 through December 31, 2005, and in accordance with the Shareholder Service Agreements, the Board approved increasing the service fees for ING Financial Services Fund as set out in the chart below:

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       Service            Current Service        Amount of Change    New Service
                               Charge             (in dollars)*        Charge
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ING Financial                  $2.60                  $0.09             $2.69
Services Fund -
Telephone
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ING Financial                  $5.19                  $0.18             $5.37
Services Fund -
Correspondence
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      At the September 11, 2006 meeting, the Board approved ING Funds
      Distributor, LLC's waiving its entire distribution fee of 0.10% for Class
      A shares of ING Financial Services Fund, a series of ING Equity Trust, for the period from October 1, 2006 through and including October 1, 2007.